Exhibit 99.1

Rex Energy Announces Closing Of 8.875% Senior Notes Exchange Offer

STATE COLLEGE, Pa., October 31, 2013 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq:REXX) (the “Company”) today announced that it has completed its offer to exchange up to $350 million aggregate principal amount of its 8.875% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $350 million of its outstanding 8.875% Senior Notes due 2020, which were previously issued in private placements (the “Private Notes”).

The registered exchange offer, which expired at 5:00 p.m., New York City time, on October 28, 2013, fulfilled the Company’s obligations regarding the registration of its outstanding Private Notes. Pursuant to registration rights agreements entered into by the Company in connection with the sale of the Private Notes, the Company agreed to file a registration statement with the Securities and Exchange Commission relating to the exchange offer and the Exchange Notes.

The Company received and accepted tenders of approximately 99.4% of the Private Notes that were outstanding. The Exchange Notes contain substantially identical terms to the Private Notes.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States.

CONTACT:	Mark Aydin
Manager, Investor Relations
(814) 278-7249
maydin@rexenergycorp.com